Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cadence Design Systems, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, incorporated by reference herein.

The audit report covering the December 29, 2018 financial statements refers to a change in the recognition of revenue due to the adoption of FASB ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”.

/s/ KPMG LLP

Santa Clara, California

July 22, 2019